Exhibit 99.1

STEPHEN H. MARCUS TO BECOME CHAIRMAN EMERITUS OF THE MARCUS CORPORATION; GREGORY S. MARCUS NAMED CHAIRMAN OF THE BOARD OF DIRECTORS
MILWAUKEE, May 23, 2023…After more than 60 years of company leadership, including 31 years as chairman of The Marcus Corporation, the board of directors today unanimously appointed Stephen H. Marcus as non-director chairman emeritus and special advisor to the company. Steve Marcus notified the board of directors that he is stepping down as chairman of the board effective today, the date of the 2023 annual meeting of shareholders.

The board of directors today also unanimously appointed Gregory S. Marcus as chairman of the board. In addition to his role as chairman, Greg Marcus will continue to serve as chief executive officer and president of The Marcus Corporation.
For more than six decades, Steve Marcus has been a driving force not only at The Marcus Corporation but among the communities it serves, especially its hometown of Milwaukee. Joining the company in 1962 after working in accounting and law, Steve Marcus oversaw a period of tremendous growth and change, including taking the company public and growing the organization to what is today the fourth largest movie theatre circuit in the nation, a highly respected hospitality and lodging company, and employer to more than 8,000 valued associates across 18 states. Serving in many different roles during this tenure at The Marcus Corporation, Steve Marcus has been a director of the company since 1969, was chief executive officer from 1988 to 2009, and served as chairman of the board since 1991.
Deeply civically minded, Steve Marcus instilled in the company its obligation to give back to the communities where its employees live and work. The footprint of Milwaukee is cemented by many enduring reminders of the company’s generosity, including The Marcus Performing Arts Center and the Bradley Symphony Center, along with many years of support for the United Way, United Performing Arts Fund, Boys & Girls Clubs, and the University of Wisconsin-Milwaukee School of Architecture and Urban Planning Marcus Prize. Steve Marcus is also the visionary behind Sculpture Milwaukee, an outdoor, world recognized sculpture exhibit throughout the City of Milwaukee.
“On behalf of our board of directors, tens of thousands of past and present Marcus Corporation employees, and so many others, thank you dad,” said Greg Marcus, chairman, president and chief executive officer of The Marcus Corporation. “Words will never be enough to describe what Steve Marcus means to our company, the City of Milwaukee and our family. His strong work ethic, business acumen, depth of character and total lack of ego serve as the model for me and so many others who have had the privilege of working alongside him. Speaking for all of us, we are grateful for all he has done – and will continue to do – to grow our company and better our communities.”

Greg Marcus, the third generation of the Marcus family to lead the company, joined The Marcus Corporation in 1992. He was elected to the board of directors in 2005, promoted to president in 2008 and has served as president and chief executive officer since 2009. He received a bachelor’s degree in accounting from Indiana University in 1986 and a law degree from Boston University School of Law in 1989. Known as one of the most influential business leaders in Wisconsin and the industries in which the company competes, Greg Marcus is actively engaged in various civic and charitable organizations, including the Greater Milwaukee Committee, United Way of Greater Milwaukee & Waukesha County, United Performing Arts Fund, the Wisconsin Center District, and more.
“Greg’s experience, leadership and strategic approach are key contributors to the company’s track record of driving shareholder value,” said Philip Milstein, lead independent director of The Marcus Corporation board of directors. “The Marcus board is confident that now is the right time for Greg to become chairman as we continue to advance the company’s growth and performance.”
The current members of The Marcus Corporation Board of Directors are:
•Greg Marcus, chairman, president and chief executive officer of The Marcus Corporation
•Diane Marcus Gershowitz, real estate manager and investor
•Timothy Hoeksema, retired chairman, president and chief executive officer of Midwest Air Group, Inc.
•Allan “Bud” Selig, commissioner emeritus of Major League Baseball
•Bruce Olson, retired senior vice president of The Marcus Corporation and retired president of Marcus Theatres
•Philip Milstein, principal of Ogden CAP Properties, LLC
•Brian Stark, former founding principal, chief executive officer and chief investment officer of Stark Investments
•Katherine Gehl, former president and chief executive officer of Gehl Foods, Inc.
•Austin Ramirez, chief executive officer of Husco International
About The Marcus Corporation
Headquartered in Milwaukee, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, is the fourth largest theatre circuit in the U.S. and currently owns or operates 1,036 screens at 83 locations in 17 states under the Marcus Theatres, Movie Tavern® by Marcus and BistroPlex® brands. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 16 hotels, resorts and other properties in eight states.  For more information, please visit the company’s website at www.marcuscorp.com.